Exhibit 99.1
FOR IMMEDIATE RELEASE

U.S. Dry Cleaning Corporation Acquires Competitor Increasing Annualized Revenue to Over $22 Million and More Than Doubles Its Revenues From Last Year’s Same Quarter

PALM SPRINGS, CA, March 27, 2008 – U.S. Dry Cleaning Corporation (OTCBB: UDRY) (“U.S. Dry Cleaning,” “USDC”) is proud to announce that it has acquired the assets of Zoots Corporation, located in Portsmouth, Virginia.  Zoots is a premiere chain on the east coast and this acquisition marks the emergence of a new geographic area for USDC giving it a presence on both coasts.

Zoots is the second acquisition USDC has made this quarter. This puts USDC on track to achieve its goal of a $100 million revenue run rate by the end of 2008.  In February, USDC acquired the leading dry cleaning business in Central California. Together the two acquisitions will increase the Company’s annualized revenue run rate by 120%.

Robbie Lee, Founder and CEO, USDC said, “We are determined to carry out our game plan of buying market share leading companies that have strong cash flow.  With this acquisition of Zoots and our previously announced acquisition in February of Team Enterprises Inc., and their related entities in Central California, we are on track to achieve our goal of a $100 million run rate by the end of 2008.  The acquisition brings revenue, volume and talent to USDC.  Let me assure our shareholders, this is our first of several planned acquisitions in the eastern half of the U.S.”

According to the terms of the acquisition, USDC paid a total of approximately $1.9 million, which included approximately $940,000 in cash and the balance in a short-term note.

William Wall, formerly of Zoots and now General Manager of USDC Portsmouth, Inc. stated, “We are very enthusiastic about joining the USDC family and excited to be part of the effort to create the nation’s premier dry cleaning chain.”

About USDC Corporation

USDC’S mission is to create the premier national chain in the dry cleaning industry.  The Company’s management team has extensive experience in retail consolidations and premier dry cleaning operations with a proven operating model.  Management intends to rapidly acquire profitable, market-leading operations at accretive valuations.  Each acquisition target is expected to be self-sufficient, and field management will remain in place to ease the assimilation.

USDC Management believes the greatest value achieved in any consolidation occurs during the earliest phases. As a result, USDC intends to grow as rapidly as possible to maximize shareholder value.

This release is provided for informational purposes only and should not be construed as a solicitation to invest.  USDC’S future operation results are dependent upon many factors, including but not limited to (i) the company’s ability to obtain sufficient capital or a strategic business arrangement to fund its expansion plans; (ii) the company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the company’s control; and (iv) other risk factors discussed in the company’s periodic filings with the Securities and Exchange Commission, which are available for review at http://www.sec.gov under “Search for Company Filings.”

In accordance with a December 5, 2006 agreement, Consulting For Strategic Growth 1, Ltd. ("CFSG1") provides USDC Corporation ("the Company") with consulting, business advisory, investor relations, public relations and corporate development services. CFSG1 receives only restricted stock as compensation from the Company. CFSG1 may also choose to purchase the Company’s common stock and thereafter liquidate those securities at any time it deems appropriate to do so.   For more information please visit www.cfsg1.com.

Company Contact
Rick Johnston,
Director of Shareholder Communications
Tel: 760-668-1274
Email: Rick@usdrycleaning.com
www.usdrycleaning.com

Investor Relations:
Stanley Wunderlich, CEO
Consulting For Strategic Growth 1
Tel: 800-625-2236
Fax: 646-205-7771
Email: info@cfsg1.com
Web site: www.cfsg1.com